 Exhibit 23.2

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NUKKLEUS INC. on Form S-4 of our report dated March 31, 2022, which includes an explanatory paragraph as to the Copany’s ability to continue as a going concern, with respect to our audits of the financial statements of Brilliant Acquisition Corporation as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.(3)

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, NY

April 15, 2022